UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GIGAMON INC.

(Name of Registrant as Specified In Its Charter)

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GIGAMON INC.

3300 OLCOTT STREET

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, June 12, 2014

Dear Stockholders of Gigamon Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Gigamon Inc., a Delaware corporation, will be held on Thursday, June 12, 2014 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 27, 2014; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 22, 2014 as the record date for the Annual Meeting. Only stockholders of record on April 22, 2014 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 29, 2014, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2013 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2013 annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/18362. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Gigamon Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Paul A. Hooper
Chief Executive Officer and Director
Santa Clara, California
April 29, 2014

-i-

GIGAMON INC.

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, June 12, 2014

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2014 annual meeting of stockholders of Gigamon Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 12, 2014 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2013 annual report is first being mailed on or about April 29, 2014 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to serve until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 27, 2014; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Paul J. Milbury and Michael C. Ruettgers as Class I directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 27, 2014.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 22, 2014, the record date, may vote at the Annual Meeting. As of the record date, there were 31,896,103 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 11, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Gigamon Inc., in writing, at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 11:00 a.m. Pacific daylight time and the Annual Meeting will begin at 1:00 p.m. Pacific daylight time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•	if you are a street name stockholder, proof of beneficial ownership as of April 22, 2014, the record date, such as your most recent account statement reflecting your stock ownership prior to April 22, 2014, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Paul A. Hooper, Duston M. Williams and Paul B. Shinn have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2013 annual report, primarily via the Internet. On or about April 29, 2014, we expect to mail to all stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2013 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “abstain” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors absent direction from you.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Gigamon Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Gigamon Inc.

Attention: Investor Relations

3300 Olcott Street

Santa Clara, California 95054

(408) 831-4000

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 26, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Gigamon Inc.

Attention: Secretary

3300 Olcott Street

Santa Clara, California 95054 (408) 831-4000

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2015 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 13, 2015; and

•	not later than the close of business on March 15, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Patrick P. Leong, one of our current Class I directors, is not standing for reelection at the Annual Meeting. We thank Mr. Leong for his service to our Company and board of directors. Upon the recommendation of our nominating and corporate governance committee, we are nominating Paul J. Milbury, one of our current Class III directors, as a director in Class I, so that if Messrs. Milbury and Ruettgers are elected, each class of our board of directors will be of identical size. If elected, Messrs. Milbury and Ruettgers will hold office for a three-year term until the annual meeting of stockholders to be held in 2017.

Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our board of directors and Mr. Leong are also set forth below. All information is as of March 29, 2014.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Paul J. Milbury (1)	I	65	Director	2014	2016	2017
Michael C. Ruettgers (2)(3)	I	71	Director	2010	2014	2017

Continuing Directors
Corey M. Mulloy (2)(3)	II	42	Chairman	2010	2015	—
Kenneth A. Goldman (1)	II	64	Director	2011	2015	—
Paul A. Hooper	III	50	Chief Executive Officer and Director	2012	2016	—
John H. Kispert (1)	III	50	Director	2013	2016	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Paul J. Milbury has served as a member of our board of directors since January 2014. Mr. Milbury served as vice president of operations and chief financial officer of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc. in December 2009. Mr. Milbury played a key role in integrating Starent Networks, Corp. into Cisco Systems, Inc. to create the Mobile Internet Technology Group from December 2009 to July 2010. From December 2000 to March 2007, Mr. Milbury served as vice president and chief financial officer of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Infinera Corporation. Mr. Milbury also serves as a director of a number of private companies. Mr. Milbury holds a B.B.A. degree in business and economics and an M.B.A. degree from the University of Massachusetts, Amherst.

We believe that Mr. Milbury is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief financial officer of numerous public companies in the networking technology industry, and his experience serving on the boards of directors of several companies.

Michael C. Ruettgers has served as a member of our board of directors since December 2010. In December 2005, he retired from his position at EMC Corporation, where he served as chairman from 2004 to December 2005, executive chairman from 2001 to 2004, and chief executive officer from 1992 to 2001. From 1988 to 1992, Mr. Ruettgers served in various senior executive positions at EMC. Mr. Ruettgers currently serves on the boards of directors of Raytheon Corporation and Wolfson Microelectronics plc. Mr. Ruettgers holds a B.S. degree in business administration from Idaho State University and an M.B.A. degree from Harvard Business School.

We believe that Mr. Ruettgers is qualified to serve as a member of our board of directors because of his extensive business experience, skills and acumen developed as a senior executive at a large public company operating in the technology industry, as well as his experience serving on the boards of directors of public companies.

Continuing Directors

Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.

We believe that Mr. Hooper is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.

Corey M. Mulloy has served as the chairman of our board of directors since March 2013, and as a member of our board of directors since January 2010. Since 1997, he has served in several roles at Highland Capital Partners, a venture capital firm, and has been a general partner since 2005. From 1995 to 1997, Mr. Mulloy served as a financial analyst in the investment banking group at Robertson, Stephens & Co., L.L.C., an investment bank. Mr. Mulloy also serves as a director of a number of private companies. Mr. Mulloy holds a B.A. degree in economics from Swarthmore College and an M.B.A. degree from Harvard Business School.

We believe that Mr. Mulloy is qualified to serve as a member of our board of directors because of his experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.

Kenneth A. Goldman has served as a member of our board of directors since January 2011. Since October 2012, Mr. Goldman has served as the chief financial officer of Yahoo! Inc. From September 2007 to October 2012, he served as the senior vice president, finance and administration and chief financial officer, of Fortinet Inc. From November 2006 to August 2007, Mr. Goldman served as executive vice president and chief financial officer of Dexterra, Inc., a mobile platform and application provider. From August 2000 until March 2006, Mr. Goldman served as senior vice president, finance and administration, and chief financial officer of Siebel Systems, Inc. Mr. Goldman has also served as senior vice president and chief financial officer of Excite@Home Corporation and Sybase, Inc., and as chief financial officer of Cypress Semiconductor Corporation and VLSI Technology, Inc. Mr. Goldman currently serves on the boards of directors of Infinera Corporation, NXP Semiconductors N.V. and Yahoo! Japan Corp. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman holds a B.S. degree in electrical engineering from Cornell University and an M.B.A. degree from Harvard Business School.

We believe that Mr. Goldman is qualified to serve as a member of our board of directors because of his financial and accounting expertise, his experience serving as the chief financial officer of numerous public companies in the technology industry, and his experience serving on the boards of directors of several public companies and as a member of the Financial Accounting Standards Board Advisory Council.

John H. Kispert has served as a member of our board of directors since December 2013. In February 2009, Mr. Kispert was hired to serve as chief executive officer and president of Spansion, Inc., a manufacturer of flash memory products, to oversee that company’s reorganization of its business. Mr. Kispert also served as interim chief financial officer of Spansion from April 2009 to May 2009 and serves as a member of Spansion’s board of directors. From 1995 to January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor Corporation, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as president and chief operations officer from January 2006 to January 2009 and as executive vice president and chief financial officer from March 2000 to December 2005. Mr. Kispert also serves on the board of directors of Extreme Networks, Inc. Mr. Kispert holds a B.S. degree in Political Science from Grinnell College and an M.B.A. degree from the University of California, Los Angeles.

We believe that Mr. Kispert is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief executive officer and the chief financial officer of numerous public companies in the technology industry, and his experience serving on the boards of directors of public companies.

Each member of our board of directors holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Non-Continuing Director

Patrick P. Leong co-founded our company in 2004 and has served as a member of our board of directors since inception. Mr. Leong has served as our chief technology officer since October 2005. Prior to founding our company, he served as a principal engineer at Ciena Corporation, a supplier of telecommunications networking solutions, from March 2001 to August 2004, which he joined in connection with Ciena’s acquisition of Cyras Systems, Inc. in March 2001, where he served in a similar capacity from August 2000. From December 1996 to July 2000, Mr. Leong served in various roles, including manager of high speed products, at the Sniffer Division of McAfee, Inc. Mr. Leong holds a B.S. degree in physics from John Carroll University, an M.S. degree in computer science from the University of New Mexico, and a Ph.D. degree in applied physics from Columbia University.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, Compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors determined that Messrs. Goldman, Kispert, Milbury, Mulloy and Ruettgers do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

Board Leadership Structure

Our Corporate Governance Guidelines provides that the board of directors shall fill the chairman of the board and chief executive officer positions based upon the board’s view of what is in the best interests of our company. The chief executive officer and chairman of the board may, but need not be, the same person.

The board of directors has determined that having two different individuals serve in the roles of chairman of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Hooper currently serves as our chief executive officer and Mr. Mulloy currently serves as our chairman of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the chairman of the board provides overall leadership to the board of directors. The chairman of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.

This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Meetings and Committees

During our fiscal year ended December 28, 2013, the board of directors held eleven meetings (including regularly scheduled and special meetings), and each director attended at least 87.5% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

We encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Goldman, Kispert and Milbury, with Mr. Goldman serving as chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the current New York Stock Exchange listing standards. In addition, our board of directors has determined that Mr. Goldman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with management and the independent accountants, our interim and year end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.gigamon.com/.

Compensation Committee

Our compensation committee is comprised of Messrs. Mulloy and Ruettgers, with Mr. Mulloy serving as chairman. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.gigamon.com/.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Mulloy and Ruettgers, with Mr. Mulloy serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.gigamon.com/.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing by letter. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. To be timely for the Annual Meeting, our General Counsel or Legal Department must receive the nomination no earlier than February 13, 2015 and no later than March 15, 2015.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and principal executive officers, including our chief executive officer, chief financial officer and senior financial officers. This code of ethics is posted on our website at http://investor.gigamon.com. Alternatively, you may obtain a copy of this code of ethics by contacting our corporate offices by calling (408) 831-4000 or by visiting our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In June 2013, our board of directors, upon the recommendation of our compensation committee, adopted our Outside Director Compensation Policy for the compensation of our non-employee directors. Our non-employee directors will receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”) and cash, as described below:

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will receive an option to purchase a number of shares of our common stock equal to 0.106% of our then outstanding common shares (the “Initial Award”). The term of the Initial Award will be ten years and the exercise price will be the fair market value, as determined in accordance with the 2013 Plan, on the date of the grant. The shares underlying the Initial Award will vest in equal annual installments over a period of three years following the date of grant, subject to continued service as a director through each vesting date.

Shortly after the date of each annual meeting of our stockholders, each non-employee director will be granted an option to purchase a number of shares of common stock equal to 0.053% of our then outstanding common shares (the “Annual Option Award”). The term of the Annual Option Award will be ten years and the exercise price will be the fair market value, as determined in accordance with the 2013 Plan on the date of the grant. All of the shares underlying the Annual Option Award will vest as to 1/12th of the total shares subject to such award monthly over a period of one year following the date of grant, subject to continued service on our board of directors through each vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Option Award will accelerate in full upon a “change in control” (as defined in the 2013 Plan).

Cash Compensation

Each year, each non-employee director will receive a cash retainer of $30,000 for serving on the board of directors (the “Annual Retainer”). Other than the Annual Retainer, directors will receive no additional compensation for attending regular meetings of our board of directors.

The chairpersons and members of the three standing committees of our board of directors will be entitled to the following cash retainers each year:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$11,500	$7,500
Compensation Committee	$7,500	$4,000
Nominating and Corporate Governance Committee	$5,000	$3,000

In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.

2013 Director Compensation

Prior to our initial public offering, we had not implemented a formal policy with respect to compensation payable to our non-employee directors for service as directors. Prior to our initial public offering, we paid cash director fees to Messrs. Goldman, Miller and Ruettgers. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 28, 2013. Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended December 28, 2013, two directors, Mr. Hooper, our chief executive officer, and Mr. Leong, our chief technology officer, were employees. Mr. Hooper’s compensation is discussed in the section titled “Executive Compensation” and Mr. Leong did not receive any compensation for his service as a member of our board of directors.

Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)(2)(3)		All Other Compensation($)		Total($)
Kenneth A. Goldman	29,797	—		1,319,500	(4)	1,349,297
Ted C. Ho (5)	—	—		—		—
John H. Kispert (6)	1,976	561,490	(7)	—		563,466
Andrew M. Miller (8)	11,260	—		60,000	(9)	71,260
Corey M. Mulloy	26,679	—		—		26,679
Michael C. Ruettgers	28,133	—		2,576,154	(10)	2,604,287

(1)	The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for a partial year of service pursuant to and effective as of the adoption of our Outside Director Compensation Policy in June 2013.
(2)	The dollar amounts in this column represent the compensation cost for the year ended December 28, 2013 of stock option awards granted in 2013. These amounts have been calculated in accordance with Financial Accounting Standards Board (“ FASB”), Accounting Standards Codification (“ASC”), Topic 718, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on March 13, 2014.
(3)	As of December 28, 2013, the aggregate number of shares underlying stock awards and option awards outstanding for each of our non-employee directors was:

Name	Aggregate Stock Awards	Aggregate Option Awards
Kenneth A. Goldman	—	44,733
John H. Kispert	—	33,000
Corey M. Mulloy	—	—
Michael C. Ruettgers	—	71,200

(4)	The amount represents a payment of $1,319,500 for vested performance units which Mr. Goldman held under our 2009 Performance Unit Plan based on a per unit value equal to the initial public offering (“IPO”) price of $19.00 per share, less the $0.15 base price, as described below in the section titled “Certain Relationships and Related Transactions, and Director Independence.”
(5)	Mr. Ho resigned from our board of directors effective March 2013.
(6)	Mr. Kispert joined our board of directors in December 2013.
(7)	Mr. Kispert was granted an option to purchase 33,000 shares of our common stock, equal to 0.106% of our company’s then outstanding common stock, with a $29.47 exercise price per share based on the closing price of our common stock on December 10, 2013. The option will vest in equal annual installments over a three-year period following Mr. Kispert’s appointment to the Board, subject to Mr. Kispert’s continued service on the Board on each applicable vesting date.
(8)	Mr. Miller resigned from our board of directors effective July 2013.

(9)	Following Mr. Miller’s resignation from the Board, we entered into a consulting agreement with him to serve as a business consultant to our management team. Under the agreement, Mr. Miller received compensation of $60,000 in 2013.
(10)	The amount represents a payment of $2,576,154 for vested performance units which Mr. Ruettgers held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price, as described below in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Paul J. Milbury and Michael C. Ruettgers as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Milbury and Ruettgers will serve as Class I directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our board of directors. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Milbury and Ruettgers. We expect that Messrs. Milbury and Ruettgers will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 27, 2014. During our fiscal year ended December 28, 2013, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 27, 2014. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 31, 2012 and December 28, 2013.

	2012	2013
Audit Fees (1)	$1,679,044	$1,478,368
Audit-Related Fees (2)	—	—
Tax Fees (3)	179,428	279,572
All Other Fees (4)	1,800	1,800

Total Fees	$1,860,272	$1,759,740

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on March 13, 2014, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. These fees also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering and follow-on offering of our common stock completed in June 2013 and October 2013, respectively.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above and include accounting subscriptions.

Auditor Independence

In our fiscal year ended December 28, 2013, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC since our initial public offering, effective June 12, 2013, were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. The audit committee operates under a written charter approved by our board of directors, which is available on our web site at http://investor.gigamon.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Kenneth A. Goldman (Chair)

John H. Kispert

Paul J. Milbury

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 29, 2014. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Paul A. Hooper	50	Chief Executive Officer and Director
Duston M. Williams	55	Chief Financial Officer
Michael T. Hoffman	45	Vice President of Worldwide Sales
Patrick P. Leong	47	Chief Technology Officer and Director
Shehzad T. Merchant	45	Chief Strategy Officer
Paul B. Shinn	43	General Counsel and Secretary
David A. de Simone	58	Vice President of Engineering

Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.

We believe that Mr. Hooper is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.

Duston M. Williams has served as our chief financial officer since March 2012. Prior to joining our company, he served as chief financial officer for SandForce, Inc., a data storage company, from March 2011 through its sale to LSI Corporation in January 2012. From July 2010 to February 2011, Mr. Williams served as the chief financial officer of Soraa Inc., a solid state lighting company. From June 2006 to June 2010, Mr. Williams served as vice president and chief financial officer of Infinera Corporation. From December 2004 to June 2006, Mr. Williams served as executive vice president and chief financial officer of Maxtor Corporation. From July 2003 to November 2004, Mr. Williams served as chief financial officer of Aruba Wireless Networks. From July 2001 to February 2003, Mr. Williams served as the chief financial officer of Rhapsody Networks Inc., a data storage networking company. From January 2000 to June 2001, Mr. Williams served as chief financial officer of Netigy Corporation, an infrastructure consulting and services company. From July 1986 to December 1999, Mr. Williams served in a variety of accounting and finance positions at Western Digital Corporation, including as its senior vice president and chief financial officer. Mr. Williams currently serves as a member of the board of directors of Applied Micro Circuits Corporation, a global computing and connectivity solutions corporation. Mr. Williams holds a B.S. degree in accounting from Bentley College and an M.B.A. degree from the University of Southern California.

Michael T. Hoffman joined our company in June 2008 and has served as our vice president of worldwide sales since August 2011. Mr. Hoffman also served as our vice president of North American sales from July 2009 until August 2011, and as a regional sales manager from June 2008 to July 2009. Prior to joining our company, he served as the vice president of enterprise sales at MRV Communications, Inc., a telecommunications networking equipment and services company, from January 2006 to June 2008. From November 1999 to January 2006, Mr. Hoffman served as regional director at Fluke Corporation, a network, security and software company. From July 1999 to November 1999, Mr. Hoffman served as an account manager at Quest Media and

Supplies, Inc., an IT distributor and consulting company. From March 1996 to July 1999, Mr. Hoffman served as a sales engineer at Ward/Davis Associates, a manufacturer’s representative firm specializing in network test and measurement. From September 1995 to March 1996, Mr. Hoffman served as an account manager at Pitney Bowes Inc. From September 1987 to September 1995, Mr. Hoffman served in the U.S. Navy’s Advanced Electronics Field. Mr. Hoffman holds a B.A. degree in management and an M.B.A. degree from St. Mary’s College.

Patrick P. Leong co-founded our company in 2004 and has served as a member of our board of directors since inception. Mr. Leong has served as our chief technology officer since October 2005. Prior to founding our company, he served as a principal engineer at Ciena Corporation, a supplier of telecommunications networking solutions, from March 2001 to August 2004, which he joined in connection with Ciena’s acquisition of Cyras Systems, Inc. in March 2001, where he served in a similar capacity from August 2000. From December 1996 to July 2000, Mr. Leong served in various roles, including manager of high speed products, at the Sniffer Division of McAfee, Inc. Mr. Leong holds a B.S. degree in physics from John Carroll University, an M.S. degree in computer science from the University of New Mexico, and a Ph.D. degree in applied physics from Columbia University.

We believe that Mr. Leong is qualified to serve as a member of our board of directors because of his technical acumen and the experience he brings as our co-founder and chief technology officer, as well as his perspective as one of our largest stockholders.

Shehzad T. Merchant has served as our chief strategy officer since March 2013. Prior to joining our company, he served in various roles at Extreme Networks, including chief technology officer and vice president of technology, from July 2009 to March 2013. From June 2006 to December 2008, Mr. Merchant served in the office of the chief technology officer of Nevis Networks, Inc., a network control company. From June 2005 to June 2006, Mr. Merchant co-founded and served as vice president of product development of Polytime Systems Inc., a software security company. From June 1996 to January 2005, Mr. Merchant served in various roles, including senior director of technology of the LAN business unit, at Extreme Networks. Mr. Merchant holds a B.E. degree in electronics engineering from University of Mumbai and an M.S. degree in computer engineering from the University of Southern California.

Paul B. Shinn has served as our general counsel since May 2012. Prior to joining our company, he served in several positions, including vice president and associate general counsel of the Enterprise Group, at Hewlett-Packard Company from March 2007 through May 2012. From March 1997 to February 2007, Mr. Shinn was an attorney at the law firm Wilson Sonsini Goodrich & Rosati, P.C. Mr. Shinn holds B.A. degrees in government and philosophy from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law.

David A. de Simone has served as our vice president of engineering since October 2012. Prior to joining our company, he served as senior vice president of product and technology at Blue Arc Corporation (acquired by Hitachi Data Systems Corp.), a network storage device manufacturer, from June 2011 to January 2012. From September 2003 to June 2011, Mr. de Simone served in several senior vice president roles at Blue Coat Systems, Inc., a provider of Web security and WAN optimization solutions, most recently as senior vice president of product. From December 2002 to September 2003, Mr. de Simone was an independent business consultant. From May 2000 to December 2002, Mr. de Simone served as vice president of platform engineering at Brocade Communications, Inc. From 1989 to 2000, Mr. de Simone served in a variety of roles at Tandem Computers, Inc. and then Compaq Computer Corporation, following its acquisition of Tandem, including as a vice president of engineering. Mr. de Simone holds a B.S. degree in electrical engineering from the University of California, Davis.

EXECUTIVE COMPENSATION

Fiscal 2013 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in fiscal 2013, and our two other most highly compensated executive officers who were serving as executive officers as of December 28, 2013. The following individuals were our named executive officers for fiscal 2013.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)		All Other Compensation ($)		Total($)
Paul A. Hooper Chief Executive Officer	2013 2012	320,000 250,000	— 100,000	355,950 —	1,994,630 951,572	342,961 81,800	(4) (5)	1,240,911 7,500	(7) (8)	4,254,452 1,390,872
Michael T. Hoffman Vice President of Worldwide Sales	2013	231,050	40,000	112,989	892,920	393,397	(6)	2,064,293	(9)	3,734,649
Shehzad T. Merchant Chief Strategy Officer	2013	188,462	—	564,994	884,163	125,678	(4)	929	(8)	1,764,226

(1)	The amounts in the “Bonus” column reflect discretionary bonuses earned and payable to Messrs. Hopper and Hoffman.
(2)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of equity awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on March 13, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal year computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the SEC on March 13, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column for Messrs. Hooper and Merchant in fiscal 2013 represent the amounts earned and payable pursuant to the Corporate Bonus Plan (the “Bonus Plan”). See the section titled “–Non-Equity Incentive Plan Compensation” for additional information.
(5)	The amount represents the bonus earned and payable to Mr. Hooper pursuant to the non-founder senior manager bonus plan then in effect.
(6)	The amount represents sales commissions earned and payable to Mr. Hoffman. See the section titled “–Non-Equity Incentive Plan Compensation” for additional information.
(7)	The amount represents (i) $6,500 in 401(k) matching contributions made by us on behalf of Mr. Hooper, and (ii) a payment of $1,234,411 for vested performance units which Mr. Hooper held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price, as described below in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

(8)	The amount represents 401(k) matching contributions made by us on behalf of Messrs. Hooper and Merchant.
(9)	The amount represents (i) $7,650 in 401(k) matching contributions made by us on behalf of Mr. Hoffman, (ii) a payment of $942,841 for vested performance units which Mr. Hoffman held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price, as described below in the section titled “Certain Relationships and Related Transactions, and Director Independence,” and (iii) payments made by our company to, and on behalf of, Mr. Hoffman totaling $1,114,162 pursuant to the option remediation agreement as described below in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

Non-Equity Incentive Plan Compensation

Messrs. Hooper and Merchant participated in our Bonus Plan for all eligible, non-commissioned employees. The 2013 bonus pool under our Bonus Plan is funded based upon our achievement of specified annual revenue and operating profit targets (weighted 75% and 25%, respectively), established by the compensation committee, for the 2013 fiscal year. Actual 2013 bonuses to Bonus Plan participants were paid bi-annually and based on the Company’s achievement of the performance targets, subject to adjustments based on achievement of a Bonus Plan participant’s individual objectives, in each case, as determined by our compensation committee. If the Company surpassed its target metrics, a 2013 Bonus Plan could be awarded a bonus payment of up to a maximum of 200% of his or her individual target bonus value.

Our compensation committee, in consultation with our chief executive officer and management, determined that the Company over-achieved its 2013 revenue target and its 2013 operating profit target under the Bonus Plan and authorized the funding of the bonus pool at 132.5% of target based on the terms of the Bonus Plan. The compensation committee reviewed the performance of each of the named executive officers and determined that Mr. Hooper and Mr. Merchant each achieved his individual objectives. As result, each named executive officer was paid a bonus under the Bonus Plan of 132.5% of his respective 2013 target amount.

In 2013, Mr. Hoffman did not participate in the Bonus Plan, but instead was paid quarterly sales commissions based upon the achievement of certain bookings targets established by the compensation committee. Based on our achievements in bookings in 2013, Mr. Hoffman was paid 100.03% of his 2013 target incentive compensation opportunity.

The total cash incentive payments earned and payable to our named executive officers for fiscal 2013 are described in the “Non-Equity Incentive Compensation” column of the fiscal 2013 Summary Compensation Table.

Executive Employment Arrangements

Paul A. Hooper

On December 19, 2012, we entered into an offer letter agreement with Paul A. Hooper, our chief executive officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Hooper’s current annual base salary is $332,800 and he is eligible for an annual cash target bonus of $332,800. Mr. Hooper’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Hooper dated September 17, 2012, as amended by Mr. Hooper’s offer letter agreement.

Michael T. Hoffman

On July 29, 2009, we entered into an offer letter agreement with Michael T. Hoffman, our vice president of worldwide sales. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Hoffman’s current annual base salary is $247,200 and he is eligible for target cash bonuses and target sales commissions of $372,860. Mr. Hoffman’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Hoffman dated March 13, 2013.

Shehzad T. Merchant

On March 8, 2013, we entered into an offer letter agreement with Shehzad T. Merchant, our chief strategy officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Merchant’s current annual base salary is $260,000 and he is eligible for an annual cash target bonus of $130,000. Mr. Merchant’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Merchant dated April 29, 2013.

Change in Control Severance Agreements

We have entered into change in control severance agreements with our chief executive officer, Paul A. Hooper, our vice president of worldwide sales, Michael T. Hoffman, and our chief strategy officer, Shehzad T. Merchant, which provide for severance compensation. With the exception of Mr. Hooper’s agreement, the agreements provide that upon a termination of employment without cause or resignation for good reason (as such terms are defined in the agreements) before the date that is three months prior to a change in control of our company or following the date that is 12 months following a change in control, then the executive will receive a cash severance payment equal to six months of his base salary plus reimbursement for COBRA premiums for up to six months and will be entitled to six months of accelerated vesting of his equity awards. The agreements further provides that upon a termination of employment without cause or resignation for good reason during the period beginning three months prior to a change in control and ending 12 months following a change in control, then the executive will receive a cash severance payment equal to six months of his base salary plus reimbursements for COBRA premiums for up to six months and will be entitled to either 24 months of accelerated vesting of his equity awards if the change in control occurs within the first 12 months following the executive’s date of hire, or full accelerated vesting if the change in control occurs after the first 12 months following the executive’s date of hire. The agreements require the executive to sign a general release of claims in favor of the company as a condition of receiving the severance and equity acceleration benefits described above. The agreements each have a three year term and then renew automatically for successive one year terms unless either party provides the other party with written notice of non-renewal at least 60 days prior to the end of the then-current term. Additionally, Mr. Hoffman’s agreement provides for payment of one half of his annual bonus and sales commission targets upon a termination of his employment without cause or resignation for good reason during the period beginning three months prior to a change in control and ending 12 months following a change in control.

Mr. Hooper’s agreement is subject to substantially similar terms to the change in control severance agreements described above, with the exception that his agreement provides for a cash severance payment equal to 12 months of his base salary plus reimbursements for COBRA premiums for up to 12 months and 12 months of accelerated vesting of his equity awards upon a termination of his employment without cause or resignation for good reason at any time before the date that is three months prior to a change in control or after 12 months following a change in control. Additionally, Mr. Hooper’s agreement provides that upon a termination of his employment without cause or resignation for good reason during the period beginning three months prior to a change in control and ending twelve months following a change in control, he will be entitled to a cash severance payment equal to 12 months of his base salary plus reimbursement for COBRA premiums for up to 12 months and will be entitled to either 24 months of accelerated vesting of his equity awards if the change in control occurs within the first 12 months following his date of hire, or full accelerated vesting if the change in control occurs after the first 12 months following his date of hire.

The agreements also provide that in the event any amounts in the agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount, which would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 28, 2013.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have Not Vested		Market Value of Shares that have Not Vested
Paul A. Hooper	4/30/2013	—	37,666	(1)	14.70	4/30/2023	—		—
	4/30/2013	—	—		—	—	21,000	(2)	594,090
	3/1/2013	38,194	128,472	(3)	13.11	3/1/2023	—		—
	4/5/2012	19,471	97,362	(4)	6.09	4/5/2022	—		—
Michael T. Hoffman	4/30/2013	—	12,000	(5)	14.70	4/30/2023	—		—
	4/30/2013	—	—		—	—	6,666	(6)	188,581
	3/1/2013	5,832	61,667	(7)	13.11	3/1/2023	—		—
	4/5/2012	4,175	41,751	(8)	6.09	4/5/2022	—		—
Shehzad T. Merchant	4/30/2013	—	83,333	(9)	14.70	4/30/2023	—		—
	4/30/2013	—	—		—	—	33,333	(10)	942,991

(1)	This option vests, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the total shares on May 1, 2015, and with respect to 1/48th of the total shares monthly thereafter.
(2)	The shares underlying the restricted stock units vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the restricted stock units on May 15, 2015, and with respect to 1/16th of the total restricted stock units vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(3)	This option commenced vesting upon the completion of the IPO and will vest, subject to Mr. Hooper’s continued role as a service provider to us, with respect to 1/36th of the total shares monthly thereafter.
(4)	This option commenced vesting upon the completion of the IPO and will vest, subject to Mr. Hooper’s continued role as a service provider to us, with respect to 1/36th of the total shares monthly thereafter.
(5)	This option vests, subject to Mr. Hoffman continued role as a service provider to us, as to 50% of the total shares on May 1, 2015, and with respect to 1/48th of the total shares monthly thereafter.
(6)	The shares underlying the restricted stock units vest, subject to Mr. Hoffman’s continued role as a service provider to us, as to 50% of the restricted stock units on May 15, 2015, and with respect to 1/16th of the total restricted stock units vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(7)	This option vests, subject to Mr. Hoffman continued role as a service provider to us, with respect to 1/48th of the total shares monthly beginning on January 1, 2013.
(8)	This option vests, subject to Mr. Hoffman continued role as a service provider to us, with respect to 1/36th of the total shares monthly beginning on June 11, 2013.
(9)	This option vests, subject to Mr. Merchant’s continued role as a service provider to us, with respect to 1/4th of the total shares on March 29, 2014, and with respect to 1/36th of the total shares monthly thereafter.
(10)	The shares underlying the restricted stock units vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 11,333 of the restricted stock units on May 15, 2014, and 2,750 of the restricted stock units vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

Other Employee Benefits and Perquisites

Our historic compensation program reflects our startup origins and form of organization. We have generally not offered extensive benefits or other compensation programs to the named executive officers, apart from cash compensation described above and employee benefits made available generally to our employees, including 401(k) plan matching contributions. See the section titled “—Retirement Plans” for additional information.

Retirement Plans

We maintain a 401(k) profit sharing plan which is intended to be a tax qualified plan under Sections 401(a) and 401(k) of the Code. All of our U.S. employees are eligible to participate on the first day of the month following the date of hire. The 401(k) profit sharing plan includes a salary deferral arrangement pursuant to which participants may elect to defer up to 90% of their current compensation not in excess of the statutorily prescribed limit, which was equal to $17,500 in 2013 (catch up contributions for employees over 50 years of age allow an additional deferral of $5,500 each year), and have the amount of their compensation reduction contributed to the 401(k) plan. In addition, the 401(k) profit sharing plan permits discretionary company matching and discretionary nonelective employer contributions. In 2013, we began providing a matching contribution of 50% of a participant’s contribution, up to 6% of the participant’s annual compensation, with a maximum contribution of $7,650 per year.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Corey M. Mulloy (Chair)

Michael C. Ruettgers

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 28, 2013. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	4,219,252	$9.77	3,721,381
Equity compensation plans not approved by stockholders	—	—	—
Total	4,219,252	$9.77	3,721,381

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)	Includes the following plans: the 2013 Plan and 2013 Employee Stock Purchase Plan (the “ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,464,740 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 439,422 shares, (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On December 29, 2013, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 1,464,740 shares and 439,422 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2014 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 31,874,708 shares of our common stock outstanding as of March 29, 2014. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 29, 2014 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of March 29, 2014 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Paul A. Hooper (1)	92,753	*
Michael T. Hoffman (2)	6,116	*
Shehzad T. Merchant (3)	22,570	*
Corey M. Mulloy (4)	5,774,500	18.1%
Kenneth A. Goldman (5)	20,502	*
John H. Kispert	—	—
Patrick P. Leong (6)	1,965,106	6.2%
Paul J. Milbury	—	—
Michael C. Ruettgers (7)	32,633	*
All executive officers and directors as a group (12 persons) (8)	8,098,602	25.1%
5% Stockholders:
Entities affiliated with Highland Capital Partners (9)	5,774,500	18.1%
Thomas K.Y. Cheung	1,722,141	5.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of 1,500 shares held by Mr. Hooper and 91,253 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.

(2)	Consists of 6,116 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(3)	Consists of 22,570 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(4)	Consists of the shares listed in footnote (11) below, which are held by entities affiliated with Highland Capital Partners.
(5)	Consists of 20,502 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(6)	Consists of (i) 1,935,662 shares held by the Leong-Wong Family Trust, of which Mr. Leong is a trustee, and (ii) 29,444 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(7)	Consists of 32,633 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(8)	Consists of (i) 7,715,529 shares beneficially owned by our current executive officers and directors and (ii) 383,073 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 29, 2014.
(9)	Consists of (i) 3,550,158 shares held by Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”), (ii) 860,272 shares held by Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”), (iii) 1,252,828 shares held by Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C”) and (iv) 111,242 shares held by Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund,” and collectively with Highland Capital VII, Highland Capital VII-B and Highland Capital VII-C, the “Highland Investing Entities”). Highland Management Partners VII Limited Partnership, a Delaware limited partnership (“HMP VII”), is the general partner of the Highland Investing Entities. Highland Management Partners VII, LLC, a Delaware limited liability company (“Highland Management”), is the general partner of HMP VII. Peter W. Bell, Sean M. Dalton, Robert J. Davis, Paul A. Maeder, Daniel J. Nova and Corey M. Mulloy, are the managing members of Highland Management. Highland Management, as the general partner of the general partner of the Highland Investing Entities, is deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing members of Highland Management are deemed to share voting and investment power over the shares held by the Highland Investing Entities. The address for the entities affiliated with Highland Capital Partners is One Broadway, 16th Floor, Cambridge, MA 02142.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

LLC Conversion

On May 31, 2013, we converted from a Delaware limited liability company into a Delaware corporation and changed our name from Gigamon LLC to Gigamon Inc. In connection with the conversion, all of our outstanding common units and preferred units converted into shares of common stock and preferred stock, respectively. Further, in connection with the conversion, Gigamon Systems LLC, the holder of all of our outstanding common equity interests prior to the LLC Conversion, exchanged all of the interests that it held in us for our common stock and will liquidate. In connection with this equity exchange, all outstanding options to purchase shares in Gigamon Systems LLC have been substituted for options to purchase common stock in Gigamon Inc. Also, certain entities affiliated with Highland Capital Partners that held shares of our preferred stock have been merged with and into us, and certain entities affiliated with Highland Capital Partners received our preferred stock in exchange for their respective equity interests.

Investor Rights Agreement

We are party to an Investor Rights Agreement, or IRA, dated as of January 20, 2010, with Patrick P. Leong, Thomas K.Y. Cheung and the entities affiliated with Highland Capital Partners who each beneficially own greater than 5% of our outstanding capital stock, which provides, among other things, that certain holders of our common stock have certain rights relating to the registration of their shares of common stock.

Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards

We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Employment Agreements” for more information regarding these agreements.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation— Change in Control Severance Agreements” for more information regarding these agreements.

We have granted equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Management—Director Compensation” for a description of these options.

Other Transactions

We entered into an advisor agreement with our former chief executive officer and director, Ted C. Ho, which terminated effective June 30, 2013.

On August 17, 2012, we entered into an option remediation agreement with Michael T. Hoffman, our vice president of worldwide sales. Pursuant to the option remediation agreement, we agreed to pay certain taxes, penalties and interest that Mr. Hoffman incurred or may incur in connection with the exercise of his options in Gigamon Systems LLC, and also agreed to grant Mr. Hoffman an option to purchase 48,623 shares of our common stock and 1,680 restricted stock units. In exchange for the foregoing, Mr. Hoffman agreed that such consideration satisfied in full all outstanding obligations owed to him by us related to such option exercise, and agreed to have units of Gigamon Systems LLC withheld to satisfy the purchase price and taxes related to the aforementioned exercise of his option. In fiscal 2013, we paid $1.1 million for estimated tax remediation costs in connection with Mr. Hoffman’s option remediation.

In fiscal 2013, we paid Michael C. Ruettgers, a non-employee director, $2.6 million for vested performance units which he held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price. Each performance unit represented a contractual right to receive a payment upon a “Change of Control,” which included the completion of the IPO, based on the value of one share of our common stock, less a per unit base price of $0.15. The performance units held by Mr. Ruettgers vested in full upon the completion of the IPO.

In fiscal 2013, we paid Kenneth A. Goldman, a non-employee director, $1.3 million for vested performance units which he held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price. Each performance unit represented a contractual right to receive a payment upon a “Change of Control,” which included the completion of the IPO, based on the value of one share of our common stock, less a per unit base price of $0.15. The performance units held by Mr. Goldman vested in full upon the completion of the IPO.

In fiscal 2013, we paid Paul A. Hooper, our chief executive officer, $1.2 million for vested performance units which he held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price. Each performance unit represented a contractual right to receive a payment upon a “Change of Control,” which included the completion of the IPO, based on the value of one share of our common stock, less a per unit base price of $0.15. The performance units held by Mr. Hooper vested in full upon the completion of the IPO.

In fiscal 2013, we paid Michael T. Hoffman, our vice president of worldwide sales, $0.9 million for vested performance units which he held under our 2009 Performance Unit Plan based on a per unit value equal to the IPO price of $19.00 per share, less the $0.15 base price. Each performance unit represented a contractual right to receive a payment upon a “Change of Control,” which included the completion of the IPO, based on the value of one share of our common stock, less a per unit base price of $0.15. The performance units held by Mr. Hoffman vested in full upon the completion of the IPO.

Other than as described above, since January 1, 2013, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or stockholders who own greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 28, 2013, all Section 16(a) filing requirements were satisfied on a timely basis, except the Form 3 filed by Ravi Narula on September 18, 2013. Such late filing did not result in any liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Fiscal Year 2013 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 28, 2013 are included in our 2013 annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2013 annual report are posted on our website at http://investor.gigamon.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2013 annual report without charge by sending a written request to Gigamon Inc., Attention: Investor Relations, 3300 Olcott Street, Santa Clara, California 95054.

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The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

April 29, 2014

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two Class I directors: O Michael C. Ruettgers O Paul J. Milbury 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 27, 2014. 3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF GIGAMON INC. June 12, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20230000000000000000 0 061214 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18362

0 14475 GIGAMON INC. Proxy for Annual Meeting of Stockholders on June 12, 2014 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Paul A. Hooper, Duston M. Williams and Paul B. Shinn as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Gigamon Inc. held of record by the undersigned at the close of business on April 22, 2014 at the Annual Meeting of Stockholders to be held June 12, 2014 at 1:00 p.m. Pacific Time at 3300 Olcott Street, Santa Clara, California 95054, and at any adjournment thereof. (Continued and to be signed on the reverse side.)